Exhibit 10.5

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 19, 2017 (the “Effective Date”) is between (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) (i) BEAMR IMAGING LTD, a company organized under the laws of Israel, with its principal place of business at 23 Menachem Begin Road, Tel-Aviv, Israel (“ISR Borrower”), and (ii) BEAMR, INC., a Delaware corporation (“US Borrower”), with its principal place of business at 974 Commercial Street, Suite 200, Palo Alto, CA 94303 (US Borrower and ISR Borrower are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”), and provides the terms on which Bank shall lend to Borrower, and Borrower shall repay Bank. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all financial calculations (whether for pricing covenants, or otherwise) shall be made with regard to Borrower only and not on a consolidated basis. The term “financial statements” includes the notes and schedules. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code to the extent such terms are defined therein, and by any other applicable law.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Subject to the terms and conditions set forth in this Agreement, Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Draw Period, Bank shall make up to six (6) term loan advances available to Borrower in the aggregate amount of up to the Term Loan Amount (each a “Term Loan Advance” and collectively, the “Term Loan Advances”). Each Term Loan Advance must be in an amount equal to at least Five Hundred Thousand Dollars ($500,000). After repayment of a Term Loan Advance, no Term Loan Advance (or any portion thereof) may be reborrowed.

(b) Interest Period. With respect to each Term Loan Advance, commencing on the Payment Date of the first month following the month in which the Funding Date of such Term Loan Advance occurs and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of such Term Loan Advance at the rate set forth in Section 2.3(a).

(c) Repayment. With respect to each Term Loan Advance, commencing on the Amortization Date and continuing on the Payment Date of each month thereafter, Borrower shall repay the applicable Term Loan Advance in (i) thirty six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a). All outstanding principal and accrued and unpaid interest under the Term Loan Advances, and all other outstanding Obligations with respect to the Term Loan Advances (if any), are due and payable in full on the Term Loan Maturity Date.

(d) Permitted Prepayment. Borrower shall have the option to prepay all but not less than all, of each of the Term Loan Advances, provided that Borrower (i) delivers a written notice to Bank of its election to prepay such Term Loan Advance(s) at least ten (10) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the applicable Term Loan Advance(s), (B) the Prepayment Premium, if applicable, and (C) all other sums, if any, that shall have become due and payable with respect to the prepaid Term Loan Advance, including interest at the Default Rate with respect to any past due amounts. Notwithstanding the foregoing, Bank agrees to waive the Prepayment Premium if the prepayment is performed in connection with (i) the refinance and re-documentation of this Agreement under another division of Bank (to be made at Bank’s sole and exclusive discretion), and (ii) an Acquisition, in each case, prior to the Maturity Date.

(e) Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) the Prepayment Premium, if applicable, and (iii) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.

(f) Payments; Application of Payments. All payments (including prepayments) to be made by Borrower under any Loan Document in respect of the Term Loan Advances shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 3:00 p.m. Eastern Time on the date when due. Payments of principal and/or interest received after 3:00 p.m. Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement in connection with the Term Loan Advances when any such allocation or application is not specified elsewhere in this Agreement.

(g) Early Termination. This Agreement may be terminated prior to the Term Loan Maturity Date as follows: (i) by Borrower, effective ten (10) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, upon written notice, effective immediately.

(h) Maturity. This Agreement shall terminate and all Obligations outstanding hereunder (specifically excluding Bank Services) shall be immediately due and payable in full on the Term Loan Maturity Date or earlier termination of this Agreement (without derogating from any other provisions set forth hereunder).

2.3 Payment of Interest on the Term Loan Advances.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under each Term Loan Advance shall accrue interest at a floating per annum rate equal to the Prime Rate plus three and a one half of one percent (3.50%), which interest shall be payable monthly in accordance with Section 2.3(d) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations with respect to the Term Loan Advances shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Computation; 360-Day Year. In computing interest with respect to each Term Loan Advance, the date of the making of such Term Loan Advance shall be included and the date of payment shall be excluded; provided, however, that if a Term Loan Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Term Loan Advance. Interest with respect to the Term Loan Advances shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d) Interest Payment Date. Unless otherwise provided, interest with respect to the Term Loan Advances is payable monthly on the Payment Date.

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2.4 Facility Fee. A fully earned, non-refundable facility fee of Twenty Two Thousand and Five Hundred Dollars ($22,500) is due upon the Effective Date (the “Facility Fee”).

2.5 Bank Expenses. Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses for the documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.6 Good Faith Deposit. Borrower has paid to Bank a deposit of Thirty Thousand Dollars ($30,000) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses will be applied to the Facility Fee.

2.7 Deductions. Bank may deduct, without duplication, fees, Bank Expenses, the Facility Fee, principal and interest payments or any other amounts Borrower owes Bank when due pursuant to Section 2.2 of this Agreement, and other amounts due pursuant to this Agreement from any Credit Extension made.

2.8 Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for principal and interest payments or any amounts Borrower owes Bank hereunder, when due. Bank shall notify Borrower as promptly as reasonably practicable following any such debit, other than debits on account of payments of principal or interest or Facility Fees. These debits shall not constitute a set-off.

2.9 Net Payments and Withholding.

(a) All payments by ISR Borrower shall be made subject to applicable withholding taxes under the Israeli Income Tax Ordinance and the rules and regulations promulgated thereunder, provided, however, that if Bank provides ISR Borrower with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding issued by the Israel Tax Authority, prior to the first payment under this Agreement (and thereafter upon such certificate’s reissuance), then the withholding (if any) of any amounts from the payments to be made by ISR Borrower to Bank shall be made only in accordance with the provisions of such certificate.

(b) In the event that tax was withheld by Borrower, Borrower will furnish Bank with proof reasonably satisfactory to Bank indicating that the applicable Borrower has made all such withholding tax payments and will cooperate with Bank in connection with any information and documentation reasonably required by Bank in connection with credits, exemptions, rebates, or other benefits to be obtained by Bank in connection with such withholding payments made by Borrower, which credits, exemptions, rebates, or other benefits shall be property of Bank, without payment to Borrower or application to any Obligations hereunder.

(c) Bank declares that it is a bank regulated under US federal law and accordingly classified as a “Financial Institution” as such term is defined in the Israeli Value Added Tax Law 5736-1975 and any regulations and rules promulgated thereunder.

(c) The agreements and obligations of Borrower contained in this Section 2.9 shall survive the termination of this Agreement.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to the Initial Term Loan Advance. Bank’s obligation to make the initial Term Loan Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

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(b) duly executed original signatures to the Warrant, together with a capitalization table and copies of ISR Borrower’s equity documents;

(c) duly executed original signatures of Borrower to the ISR Debentures and their translation to Hebrew and duly executed original notices to the Israeli Registrar of Companies for the registration of the ISR Debentures;

(d) duly executed original signatures of Borrower to the IP Agreement, completed exhibits thereto and copies of intellectual property search results in connection therewith;

(e) US Borrower’s Operating Documents and a long form good standing certificate of US Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(f) a certificate of the secretary of US Borrower with respect to US Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(g) an officer certificate of ISR Borrower with respect to ISR Borrower’s articles, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(h) the completed and executed Borrowing Resolutions for each Borrower;

(i) certified copies, dated as of a recent date, of financing statement and other lien filing searches and Israel Companies Registrar searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements or other filings, either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released, in each case with respect to each Borrower;

(j) the Perfection Certificate(s) of each Borrower, together with the duly executed signatures thereto;

(k) a legal opinion of each of ISR Borrower’s in form and substance acceptable to Bank

(l) a copy of Borrower’s Amended Investors’ Rights Agreement;

(m) evidence satisfactory to Bank that the insurance policies required by Section 6.4 of this Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses or endorsements in favor of Bank and cancellation notice to Bank (including certificates on Acord 25 and Acord 28 forms and endorsements to the policies reflecting the same), with respect to each Borrower;

(n) evidence satisfactory to Bank that all filings required to have been made pursuant to the ISR Debentures and the other Loan Documents have been made to secure a first-ranking Lien in favor of the Bank on the Collateral, and all other actions required to have been taken by Borrower or any other party (if any) prior to the initial Credit Extension shall have been taken and all consents and other authorizations shall have been obtained prior to the initial Credit Extension, all in accordance with the terms of the ISR Debentures and the other Loan Documents and that a first-ranking Liens have been registered in favor of the Bank pursuant to the ISR Debentures;

(o) Amendment of pledge no. 1 in ISR Borrower’s records with the Registrar of Companies such that such lien shall be limited to an amount of NIS74,000.

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(p) payment of the fees and Bank Expenses then due as specified in this Agreement; and

(q) Certificates of Good Standing/Foreign Qualification (California and others, as applicable) for US Borrower.

3.2 Conditions Precedent to all Term Loan Advances. Bank’s agreement to make each Term Loan Advance, including the initial Term Loan Advance, is also subject to the following:

(a) Timely receipt of an executed Payment/Advance Form;

(b) Each of the representations and warranties in this Agreement, the IP Agreements and the ISR Debentures shall be true, accurate, and complete, in all material respects, on the date of the Payment/Advance Form and on the Funding Date of each Term Loan Advance, provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof. Each Term Loan Advance is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement, the IP Agreements and the ISR Debentures remain true, accurate, and complete, in all material respects, provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof; and

(c) No Event of Default shall have occurred and be continuing, or result from the Term Loan Advance.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Term Loan Advance. Borrower expressly agrees that a Term Loan Advance made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Term Loan Advance in the absence of a required item shall be in Bank’s sole discretion.

3.4 Suspension of Credit Extensions. Borrower’s ability to request that Bank make Credit Extensions hereunder will terminate if, in Bank’s good faith business discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Effective Date.

3.5 Borrowing Procedure. Subject to the prior satisfaction of all other applicable conditions to the making of Term Loan Advances set forth in this Agreement, to obtain a Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time at least three (3) Business Days prior to the requested Funding Date of such Term Loan Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit the Term Loan Advances to a deposit account of Borrower maintained with Bank. Bank may make any Term Loan Advance under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if such Term Loan Advance is necessary to meet Obligations which have become due. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein shall be and shall at all times continue to be a first priority perfected security interest in the Collateral subject only to Permitted Liens that are permitted to have priority over Bank’s Liens hereunder. If Borrower shall at any time acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

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Borrower acknowledges that it may have previously entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein and by the ISR Debentures and any and all other security agreements, mortgages or other collateral granted to Bank by Borrower as security for the Obligations, now or in the future. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, (i) terminate its security interest in the Collateral and all rights therein shall revert to Borrower, and (ii) at Borrower’s request, execute and deliver any further reasonable documentation required in connection with the prompt release of Bank’s Lien in the Collateral and all rights therein shall revert to Borrower. Notwithstanding anything to the contrary herein, in the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the Lien and all security interests granted herein and under the ISR Debentures upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105.0%) for Letters of Credit denominated in Dollars and one hundred ten percent (110.0%) for Letters of Credit denominated in a currency other than Dollars, in each case of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 ISR Debentures. ISR Borrower undertakes to create, in favor of Bank, a first ranking floating charge over all of the present and future assets of ISR Borrower whether now existing or hereafter created (including without limitation, Intellectual Property), and a first ranking fixed charge over its registered and unissued share capital, its reputation and goodwill, Intellectual Property, equipment and other fixed assets and any tax benefit it may have, in accordance with a debentures of floating charge and fixed charge in the forms of Debenture attached as Exhibit D and Exhibit D-1 respectively (as may be amended, modified or restated from time to time in accordance with its terms, jointly, the “ISR Debentures” and each, an “ISR Debenture”). In addition, Borrower undertakes to create within twenty (20) days of the end of each calendar year, and more often if requested at the sole and absolute discretion of Bank, a first ranking fixed charge over (i) each Account which is outstanding at such time, (ii) ISR Borrower’s rights, whether then existing or thereafter created, to receive funds from its customers, (iii) ISR Borrower’s Intellectual Property, and (iv) ISR Borrower’s Equipment, all in accordance with a debenture of fixed charge in the form of the Debenture attached hereto as Exhibit D-1 (or in the form of an amendment to the existing ISR Debenture to be mutually agreed upon; each such new and/or amended debenture shall also be included in the definition of the term “ISR Debenture” herein). The initial exhibits A and B to be attached to the fixed charge Debenture is attached hereto as Exhibit D-2 and Exhibit D-3, respectively.

4.3 Security Documents. In addition to and without limiting the foregoing, all Obligations shall also be secured by (a) any and all properties, rights and assets of Borrower granted by Borrower to Bank now, or in the future, in which Borrower obtains an interest, or the power to transfer rights in, including, without limitation, the Collateral as set forth and defined herein, the Charged Property as set forth in the ISR Debentures, and (b) any and all security agreements, mortgages or other collateral agreements granted by Borrower to Bank, now or in the future. Borrower warrants and represents that the charges of the ISR Debentures, upon the filing thereof, shall be first priority fixed and/or floating charges in the Collateral, as provided therein, subject only to Permitted Liens which are expressly permitted by the terms of this Agreement to have priority.

4.4 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion. Bank shall provide copies to Borrower of any such filings, including all financing statements to be filed, upon Borrower’s reasonable request.

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5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly organized and validly existing and, with respect to ISR Borrower, not in a status of a ‘breaching company’, and with respect to US Borrower, in good standing as Registered Organizations in their respective jurisdictions of formation, and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, each Borrower.

5.2 has delivered to Bank a completed certificate signed by such Borrower, entitled Perfection Certificate (collectively, the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate and other action, are within the corporate powers of Borrower, and do not (i) conflict with any of Borrower’s organizational and constitutional documents (as applicable), (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it or any of its assets are bound in which the default would reasonably be expected to have a material adverse effect on Borrower’s business.

5.3 Collateral. Borrower has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder and pursuant to the ISR Debentures and other Loan Documents, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein and, as provided in the ISR Debentures, fixed and floating charges thereon. The Accounts are bona fide, existing obligations of the Account Debtors. All Inventory, if applicable, is in all material respects of good and marketable quality, free from material defects.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement. None of the components of the Collateral are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non- exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

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5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5 No Material Deviation in Financial Statements and Deterioration in Financial Condition. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they become due and payable.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to do so would not reasonably be expected to have a material adverse effect on the business of Borrower.

5.8 Subsidiaries. Borrower does not own any stock, shares, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all Taxes, Governmental Authority, Israeli, foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary, which were due and payable. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

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5.10 No Winding-Up. Borrower has not taken any corporate or other action nor has any application been made or any other steps been taken or legal proceedings been started or (to the best of Borrower’s knowledge and belief having made due and proper enquiry) threatened in writing against Borrower or any of its Subsidiaries for its winding-up or for the appointment of a liquidator, trustee, receiver, administrative receiver, administrator, examiner or similar officer of it or of any or all of its assets.

5.11 Taxation. Borrower has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes save for assessments in relation to the ordinary course of the business of Borrower or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest accounts of Borrower or information delivered to Bank under this Agreement.

5.12 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that any projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13 Office of the Chief Scientist and Investment Center. As of the Effective Date, Borrower did not receive any grants, funds or benefits (including, but not limited to, tax benefits) from the Israeli Office of Chief Scientist or Investment Center, or the Binational Industrial Research and Development Foundation or any other Governmental Authority. Borrower is not obligated to pay any royalties or any other payments to the Israeli Office of Chief Scientist or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority. The transactions contemplated under this Agreement, the ISR Debentures and any other Loan Document (including the realization of the Charged Property) are not subject to any right and do not require the approval of the Israeli Office of Chief Scientists or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority.

5.14 Repetition. The representations of Borrower in this Agreement and in any other Loan Document are deemed to be made by Borrower by reference to the facts and circumstances existing on the date hereof and on each date when a Credit Extension is made in accordance with this Agreement until all amounts owed to Bank hereunder or under any Loan Document are paid in full, subject only to such changes that are expressly permitted hereunder.

6. AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in, and fixed and floating charges in favor of Bank over, all of its property, subject to Permitted Liens, including without limitation, the Governmental Approvals from the Office of Chief Scientist, Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

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(c) Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each Reconciliation Period, a company prepared consolidated cash based profit & loss including month end cash balance (detailed by bank account), monthly bookings (detailed by product type), all certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than thirty (30) days after the last day of each calendar quarter, a company prepared consolidated financial statements, including cash flow, profit & loss and income statement covering Borrower’s consolidated operations during the period, all certified by a Responsible Officer and in a form acceptable to Bank; (iii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank (provided that any firm associated with the “Big Four” accounting firms or an affiliate thereof is deemed acceptable to Bank); (iv) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the SEC; (v) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Seventy Five Thousand Dollars ($75,000.00) or more; (vi) as soon as available, and at least annually, within ten (10) days of approval by Borrower’s board of directors, and contemporaneously with any updates or amendments thereto, annual financial projections approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial plans and projections; (vii) as soon as available, and at least annually, within ten (10) days of approval by Borrower’s board of directors, and contemporaneously with any updates or amendments thereto, capitalization tables or other financial information reasonably requested by Bank; (viii) as soon as available, and at least annually, within ten (10) days of approval by Borrower’s board of directors, and contemporaneously with any updates or amendments thereto, budgets, sales projections, operating plans or other financial information reasonably requested by Bank; and (ix) copies of all notices (including Borrower’s board of directors presentations), minutes, consents and other materials that it provides to its board of directors at the same time they are delivered to the directors.

(b) Within thirty (30) days after the last day of each Reconciliation Period, deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c) Provide Bank prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Agreement or the ISR Debentures, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.

6.3 Taxes. Make, and cause each Subsidiary to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP and will deliver to Bank, on demand, appropriate certificates attesting to such payments).

6.4 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Bank may reasonably request (save that Borrower’s property shall be insured for its full reinstatement value) provided that as of the Effective Date, Borrower’s current insurance policies are deemed satisfactory to Bank. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank in its reasonable discretion. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured, as follows: SILICON VALLEY BANK: 3003 Tasman Drive, Santa Clara, CA 95054, USA. With respect to any property insurance policy of ISR Borrower, Bank shall be designated as a “Mutav” in the meaning and for the purposes of the Israeli Insurance Contract Law 5741-1981. Each of Borrower’s locations (whether owned or leased) and each location where collateral is maintained with a third party shall be listed in Borrower’s policies as a covered location. All policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy. Borrower shall timely pay all deductibles set out in the insurance policies. Borrower undertakes to cooperate with Bank to maintain the validity of Bank’s rights under Borrower’s insurance policies. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Twenty Five Thousand Dollars ($25,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest subject only to Permitted Liens that are permitted to have priority over Bank’s Liens hereunder and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.

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6.5 Accounts.

(a) To permit Bank to monitor Borrower’s financial performance and condition, maintain Borrower’s and all of Borrower’s Subsidiaries’ primary depository and operating accounts and securities/investment accounts with Bank and Bank’s Affiliates, and all of Borrower’s and its Subsidiaries’ cash shall be maintained with or administered through Bank and Bank’s Affiliates. Notwithstanding the foregoing, (i) ISR Borrower may maintain accounts with other financial institutions in Israel so long as funds contained therein shall be solely in New Israeli Shekels; (ii) Borrower may maintain a PayPal account so long as the funds contained therein shall not exceed an aggregate amount of Thirty Five Thousand Dollars ($35,000); and (iii) the Russian Subsidiary may maintain accounts with other financial institutions in Russia so long as funds contained therein shall be (i) in Russian Rubles, and (ii) in Dollars, up to an amount equal to One Hundred Fifty Thousand Dollars ($150,000). Any Guarantor shall maintain all depository and operating accounts with Bank, and, with respect to securities accounts, with an Affiliate of Bank.

(b) Borrower shall indicate in the Compliance Certificate provided to Bank in accordance with Section 6.2(b) above any deposit or securities account it holds at or with any bank or financial institution other than Bank or Bank’s Affiliates and the aggregate value of deposits and/or securities in any such account. In addition, without limiting the provisions of subsection (a) above, (i) for each account that Bank in its sole discretion permits Borrower at any time to open or maintain in the United States (other than accounts at Bank or the Company’s US Dollar account held by the Russian Subsidiary in accordance with the provisions of sub-Section (a) above), Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Bank and (ii) for each account that Bank in its sole discretion permits Borrower at any time to open or maintain outside of the United States with any institution other than Bank or the Company’s US Dollar account held by the Russian Subsidiary in accordance with the provisions of sub-Section (a) above, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to (A) agree that such account is the collateral of Bank pursuant to the terms hereunder and/or the terms in the ISR Debentures, and (B) sign an agreement, in a form and substance satisfactory to Bank, in which the depository bank or securities intermediary undertakes that upon notice from Bank that an Event of Default has occurred, Bank shall have alongside Borrower, signatory rights in all such accounts, such that no activities on behalf of Borrower shall occur without Bank’s signature and Bank shall have the right, without derogating from any other right of Bank, to inform the depository bank or securities intermediary of the cancellation of Borrower’s signature rights in such a manner that Bank shall have sole signatory rights in such accounts or take such other action(s) pursuant to applicable law as Bank reasonably determines is necessary in order to provide Bank with a first priority perfected security interest in and to, and a first ranking fixed charge over, such account and all monies or securities on deposit therein. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

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6.6 Inventory; Returns; Notices of Adjustments. Keep all Inventory, if applicable, in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. If, at any time during the term of this Agreement, any Account Debtor asserts an Adjustment in excess of One Hundred Thousand Dollars ($100,000.00), Borrower issues a credit memorandum, or any representation, warranty or covenant set forth in this Agreement or the other Loan Documents is no longer true in all material respects, Borrower will promptly advise Bank.

6.7 Reserved.

6.8 Protection and Registration of Intellectual Property Rights

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such intellectual property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third- party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

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6.11 Grants. After the occurrence and continuance of an Event of Default, Borrower shall obtain the prior written consent of Bank before receiving any grants, funds or benefits, or filing for an application to receive funding from the Office of Chief Scientist or the Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority.

6.12 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

7. NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of (x) worn-out or obsolete Equipment, or (y) used computers to employees following termination of their employment with the Borrower, in the ordinary course of business, and in any event, valued in an amount not to exceed Twenty Thousand Dollars per each calendar year; (c) in connection with Permitted Liens and Permitted Investments; and (d) in connection with the granting of non- exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, and exclusive licenses to Borrower’s or its Subsidiaries’ customers, provided that such exclusive licenses are being granted in the ordinary course of business, shall be limited to a certain territory/field, shall not be irrevocable and that could not result in a legal transfer of title of the licensed property; (e) consisting of the sale or issuance of any shares of Borrower permitted under Section 7.2 of this Agreement; and (f) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) fail to provide notice to Bank of any Key Persons departing from or ceasing to be employed by Borrower within five (5) days after their departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Five Thousand Dollars ($25,000.00) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) deliver any portion of the Collateral to a bailee, unless (i) such bailee location contains less than Twenty Five Thousand Dollars ($25,000.00) in Borrower’s assets or property and (ii) Bank and such bailee are parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral.

Borrower hereby agrees upon Borrower adding any new office or business location, including any warehouse, Borrower will cause its landlord to enter into a landlord consent in favor of Bank prior to such new office or business location containing Twenty Five Thousand Dollars ($25,000.00) of Collateral.

Borrower hereby agrees that prior to Borrower delivering any portion of the any Collateral, valued, individually or in the aggregate, in the excess of Twenty Five Thousand Dollars ($25,000.00), to a bailee, Borrower shall cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank.

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7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock, shares, share capital or property of another Person, other than Permitted Investments. A Subsidiary (other than a Borrower) may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, suffer to exist, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, assume, allow, or suffer to be created or exist any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein or the charges granted under the ISR Debentures, in each case, subject to Permitted Liens that are permitted to have priority over Bank’s Liens, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest or charge in, over or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 of this Agreement and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5 of this Agreement.

7.7 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock or shares.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions (including employment agreements, option agreements and indemnity agreements with Borrower’s employees directors and officers) that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) equity financing transactions with the Company’s shareholders or otherwise permitted under this Agreement; and (c) transactions referred to under sub- sections (b) and (c) of the “Permitted Investments” definition hereunder.

Notwithstanding the foregoing, Borrower shall not, directly or indirectly, make any payments to Borrower’s and/or any Subsidiary’s current or former shareholders, but may pay and/or approve compensation payable in the ordinary course of business, to officers and directors (including if Affiliates of Borrower) in their capacity as such, in each case, under remuneration arrangements approved by Borrower’s competent corporate organ (whether the board of directors or compensation committee).

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount owed by Borrower thereof, shorten the maturity thereof, increase the rate of interest applicable thereto or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

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8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan Advance, or any payment of the Facility Fees, in each case on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During such cure period, the failure to make or pay any payment specified under this clause is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails to perform any obligation under Sections 6.2, 6.3, 6.4, 6.5, 6.8, 6.9 or 6.12 of this Agreement or violates any of the covenants contained in Section 7 of this Agreement, or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, in any of the Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof (provided that no Credit Extensions will be made during such cure period). Cure period provided under this Section 8.2(b) shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a certain date or as set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government department or agency, and the same under sub-clauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver or similar officer, or (ii) any court order enjoins, injunctions, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) when they become due and payable or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed;

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Seventy Five Thousand Dollars ($75,000.00); or (b) any default by Borrower or Guarantor, the result of which could result in a Material Adverse Change to Borrower’s or any Guarantor’s business;

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8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Seventy Five Thousand Dollars ($75,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten(10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting on Borrower’s behalf makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter into this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the applicable subordination agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.8 or 8.9 of this Agreement occurs with respect to any Guarantor; (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

8.11 Governmental Approvals. Any Governmental Approval which is material to the Borrower’s business shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.12 Russian Subsidiary. Russian Subsidiary at any time maintains cash in an amount of more than One Hundred Fifty Thousand Dollars ($150,000), provided, however, that the foregoing threshold shall not include funds transferred to the Russian Subsidiary solely for the purpose of compensation expenses for employees that are discharged within Seven (7) Business Days from the date on which such funds have arrived at the Russian Subsidiary’s account.

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9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues beyond any applicable grace period Bank may, without notice or demand (except as otherwise specifically provided below), do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of this Agreement occurs, all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred five percent (105.0%) for Letters of Credit denominated in Dollars and one hundred ten percent (110.0%) for Letters of Credit denominated in a currency other than Dollars, in each case of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in and charges over such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(e) make any payments and do any acts it considers necessary or reasonable to protect its security interest in and charges over the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest or charges and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(g) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i) demand and receive possession of Borrower’s Books; and

(j) exercise all rights and remedies available to Bank under the Loan Documents (including, without limitation, the ISR Debentures) or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 of this Agreement or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

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9.3 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank shall not be required to resort to any particular security, right or remedy or to proceed in any particular order or priority and Bank shall have the right at any time and from time to time, to enforce its security interests, liens, rights and remedies, or any of them, in any manner and in any order, at its sole discretion. Bank has all rights and remedies provided under the Code and any other applicable law, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5 Demand Waiver. Except as otherwise provided in this Agreement, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6 Borrower Liability. Each Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as its agent for itself for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extensions, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose or realize its security by judicial or non-judicial sale) without affecting any Borrower’s liability.

Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.6 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.6, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

Each Borrower is entering into this Agreement, and making all representations and warranties hereunder, on a joint and several basis, and all covenants, agreements and undertakings herein expressed or implied on the part of each Borrower shall be deemed to be joint and several.

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9.7 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to US Borrower:	BEAMR, INC.
974 Commercial Street
Suite 200
Palo Alto, CA 94303
Attn: Sharon Carmel, CEO
Fax:
Email: sharon@beamr.com

If to ISR Borrower:	BEAMR IMAGING LTD.
23 Menachem Begin Tel-Aviv, Israel
Attn: Sharon Carmel, CEO
Fax:
Email: sharon@beamr.com

with a copy to:	Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel
Attn: Simcha Koevary, Advocate Tel: +972 (3) 610-3100
Fax: +972 (3) 610-3111

If to Bank:	Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466 Attn: Mr. Dave Reich
Fax: (617) 969-4395
Email: dreich@svb.com

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with a copy to:	Raved, Magriso, Benkel & Co.
37 Shaul Hamelech Boulevard,
Tel Aviv, Israel, 6492806
Attn: Einat Weidberg, Adv.
Fax: +972-3-606-0266
Email: einat_w@rmblaw.co.il

And also to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts (except for the ISR Debentures which shall be subject to Israeli jurisdiction thereunder); provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided to Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms of the Warrant). Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Bank shall not assign any interest in the Loan Documents to an operating company which is a direct competitor of Borrower.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

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12.3 Right of Set-Off.

(i) Borrower hereby grants to Bank, a lien, security interest, fixed and floating charge and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(ii) Bank may set off any matured obligation due from ISR Borrower under the Loan Documents against any matured obligation owed by Bank to ISR Borrower, regardless of the place of payment, banking branch or currency of either obligation. Further, ISR Borrower authorizes Bank to apply (without prior notice) any credit balance (whether or not then due) to which ISR Borrower is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability or obligation (whether or not matured) of, any office of Bank in or towards satisfaction of any sum then due and payable by it to Bank under the Loan Documents and unpaid. For these purposes, Bank may convert one currency into another, provided that nothing in this Section 12.3 shall be effective to create a charge.

(iii) Bank shall not be obliged to exercise any of its rights under this Section 12.3, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right (including the benefit of the Loan Documents) to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts and Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of a security interest by Borrower in Section 4.1 and the Liens granted under the ISR Debentures shall survive until the termination of this Agreement, the ISR Debentures and all Bank Services Agreements and all Obligations have been discharged. The obligation of Borrower in Section 12.2 of this Agreement to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a “Bank Entity” and collectively, the “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this Section 12.10); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; (f) to any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, as required and in accordance with the provisions of such subordination, intercreditor, or other similar agreement; and (g) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) either in the public domain other than as a result of Bank’s breach of this Section 12.10 or is in Bank’s possession when disclosed to Bank; or (ii) disclosed to Bank by a third party on a non-confidential basis if Bank does not know that the third party is prohibited from disclosing the information.

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Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13. DEFINITIONS

As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable, book debts and other sums owing to Borrower.

“Account Debtor” is as defined in the Code or any other applicable law and shall include, without limitation, any person liable on any Account, such as, a guarantor of the Account and any issuer of a letter of credit or banker’s acceptance.

“Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of Borrower, (ii) any merger or consolidation of Borrower into or with another person or entity (other than a merger or consolidation effected exclusively to change Borrower’s domicile), or any other corporate reorganization, in which the shareholders of Borrower in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of Borrower’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the shareholders of Borrower of shares representing at least a majority of the Borrower’s then-total outstanding combined voting power.

Adjustments” are all discounts allowances, returns, recoveries, disputes, claims of any kind (including, without limitation, counterclaims or warranty claims), offsets, defenses, rights of recoupment, rights of return, or short payments, asserted by or on behalf of any Account Debtor.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble of this Agreement.

“Amortization Date” means the first Payment Date following June 30, 2018.

“Bank” is defined in the preamble of this Agreement.

“Bank Entities” is defined in Section 12.10 of this Agreement.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

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“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Borrower” is defined in the preamble of this Agreement.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders or shareholders, as applicable) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby (including, without limitation, the grant of collateral security in favor of Bank), together with a certificate executed by its secretary on behalf of such Person in form acceptable to Bank certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Change in Control” means the entering into any transaction or series of related transactions (A) which result in ISR Borrower owning less than one hundred percent (100.0%) of the equity interests in US Borrower, or (B) in which the shareholders of ISR Borrower who were not shareholders immediately prior to the first such transaction own more than forty percent (40.0%) of the voting share of ISR Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors at least Seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

“Charged Property” is defined in the ISR Debentures.

“Claims” is defined in Section 12.2 of this Agreement.

“Code” is (a) with respect to US Borrower or any assets located in the United States, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions; and (b) with respect to ISR Borrower or any assets located outside of the United States, any applicable law.

“Collateral” is (a) any and all properties, rights and assets of Borrower described on Exhibit A and (b) any and all properties, rights and assets granted by ISR Borrower to Bank as set forth in the ISR Debentures, including without limitation, the Charged Property.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Compliance Certificate” is attached hereto as Exhibit B.

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“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code or any other applicable law) over such Collateral Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b) of this Agreement

“Deposit Account” is any “deposit account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Draw Period” is the period of time commencing on the Effective Date through the earlier to occur of (a) June 30, 2018, and (b) an Event of Default.

“Effective Date” is defined in the preamble of this Agreement.

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“Equipment” is (a) all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest, and (b) all “equipment” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Section 8 of this Agreement.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Facility Fee” is defined in Section 2.4 of this Agreement.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Term Loan Advance is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Good Faith Deposit” is defined in Section 2.6 of this Agreement.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2 of this Agreement.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Israeli Companies Ordinance 5743-1983, the Israeli Companies Law 5759-1999, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)	its Copyrights, Trademarks and Patents;

(b)	any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)	any and all source code;

(d)	any and all design rights which may be available to Borrower;

(e)	any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)	all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

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“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date or any other applicable law with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Agreement” is, collectively, (a) that certain Intellectual Property Security Agreement dated as of the Effective Date, by and between US Borrower and Bank, as amended, modified or restated from time to time, and (b) that certain Intellectual Property Security Agreement dated as of the Effective Date, by and between ISR Borrower and Bank, as amended, modified or restated from time to time.

“Key Person” is Borrower’s Chief Executive Officer, who is Sharon Carmel as of the Effective Date.

“ISR Borrower” is defined in the preamble of this Agreement.

“ISR Debenture” and “ISR Debentures” are defined in Section 4.2 of this Agreement.

“Letter of Credit” means a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, the ISR Debentures, any Bank Services Agreement, the IP Agreement, any subordination agreement, any Control Agreement, the Borrowing Resolutions, any note, or notes or guaranties executed by Borrower and/or any Guarantor, and any other present or future agreement between Borrower and/or any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 of this Agreement during the next succeeding financial reporting period.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Facility Fee, the Prepayment Premium, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or similar document, as the case may be) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

BEAMR – Loan and Security Agreement	26

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first Business Day of each month.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Perfection Certificate” is defined in Section 5.1 of this Agreement.

“Permitted Indebtedness” is:

(a)	Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)	Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)	Subordinated Debt;

(d)	unsecured Indebtedness to trade creditors incurred and discharged in the ordinary course of business; and

(e)	extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)	Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder);

(b)	Investments by Borrower in the Russian Subsidiary;

(c)	Investments by ISR Borrower in the US Borrower and vise-versa;

(d)	Investments consisting of Cash Equivalents.

“Permitted Liens” are:

(a)	A fixed charge in favor of Bank Hapoalim over ISR Borrower’s cash deposit existing on the Effective Date which is shown on the Perfection Certificate with respect to ISR Borrower only, limited to an amount of Seventy Four Thousand New Israeli Shekels (NIS74,000) in order to secure Borrower’s officer lease guarantee.

(b)	Liens or arising under this Agreement and the other Loan Documents;

(c)	Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder and/or under any other applicable law;

(d)	Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7 of this Agreement; and

(e)	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

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“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Premium” shall be an additional fee, payable to Bank in an amount equal to, for a prepayment of the outstanding Term Loan Advances made (a) on or prior to the first (1st) anniversary of the Funding Date of such Term Loan Advance, three percent (3.0%) of the principal amount of any Term Loan Advances repaid, (b) after the first (1st) anniversary of the Funding Date of such Term Loan Advance but on or prior to the second (2nd) anniversary of the Funding Date of such Term Loan Advance, two percent (2.0%) of the principal amount of any Term Loan Advances repaid, and (c) after the second (2nd) anniversary of the Funding Date of such Term Loan Advance but prior to the Term Loan Maturity Date, one percent (1.0%) of the principal amount of any Term Loan Advances repaid.

“Prime Rate” is, with respect to any day, the “Prime Rate” as quoted in the Wall Street Journal print edition on such day (or, if such day is not a day on which the Wall Street Journal is published, the immediately preceding day on which the Wall Street Journal was published).

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, and the Chief Financial Officer of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in and a fixed or floating charge over Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Russian Subsidiary” is Beamr Imaging RU.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower (including from ISR Borrower’s shareholders) subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

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“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.2(a) of this Agreement.

“Term Loan Amount” is an amount equal to Three Million Dollars ($3,000,000.00).

“Term Loan Maturity Date” means June 1, 2021.

“Taxes” means any present or future taxes, levies, duties, imposts or other charges or withholdings of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), and “Tax” and “Taxation” have a corresponding meaning.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1 of this Agreement.

“Warrant” is that certain Warrant to Purchase Shares dated February 19, 2017 executed by ISR Borrower in favor of Bank, as amended, modified or restated from time to time.

“US Borrower” is defined in the preamble of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

US BORROWER

BEAMR, INC.

By:	/s/ Sharon Carmel
Name:	Sharon Carmel
Title:	CEO

ISR BORROWER

BEAMR IMAGING LTD

By:	/s/ Sharon Carmel
Name:	Sharon Carmel
Title:	CEO

BANK

SILICON VALLEY BANK

By:	/s/ Sam Subilia
Name:	Sam Subilia
Title:	VP

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